Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 3 to Registration Statement No. 333-103267 of Ferrellgas Partners, L.P. on Form S-3, in Registration Statement No. 333-115765 of Ferrellgas Partners, L.P. on Form S-3, in Post-Effective Amendment No. 1 to Registration Statement No. 33-55185 of Ferrellgas Partners, L.P. on Form S-4 to Form S-1, and in Post-effective Amendment No. 1 to Registration Statements No. 333-87633 and No. 333-84344 of Ferrellgas Partners, L.P. on Form S-8 of our report, which expresses an unqualified opinion and includes an explanatory paragraph relating to changes in accounting principles, dated November 4, 2004, relating to the consolidated balance sheets of Ferrellgas, Inc. and Subsidiaries as of July 31, 2004 and 2003 appearing in this Current Report on Form 8-K of Ferrellgas Partners, L. P.

Deloitte & Touche, LLP
Kansas City, Missouri
November 4, 2004